Exhibit 10.1
Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) treated as confidential by the Registrant.

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”), dated July 1, 2024, and effective as of July 2, 2024, by and between RING ENERGY, INC., a Nevada corporation (the “Company”), and Stephen D. Brooks, an individual (“Contractor”).

WHEREAS, Contractor is retiring from his position as Executive Vice President of Land, Legal, Human Resources and Marketing of the Company effective July 1, 2024; and

WHEREAS, the Company desires to retain the services of Contractor, and Contractor desires to provide services to the Company subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and Contractor agree as follows:

1.    Services. Subject to the terms and conditions set forth in this Agreement, the Company hereby retains Contractor to provide to the Company the services more particularly described on Exhibit A attached hereto (the “Services”), and Contractor agrees to render the Services to the Company.

2.    Compensation and Expenses.

2.1    In exchange for Contractor’s performance of Services, the Company shall pay Contractor, and Contractor shall be entitled to receive, $200 per hour. The number of hours per month will be determined on an “as needed” basis. Further, Contractor shall be entitled to reimbursement for travel, lodging, transportation and other reasonable, preapproved expenses incurred in the performance of his duties (collectively, the “Reimbursements”).

2.2    The Company shall pay all compensation due in cash by direct deposit or wire transfer in immediately available funds to a bank account designated by Contractor. For clarification, all Reimbursements will be paid 100% in cash.

2.3    Contractor shall provide to the Company invoices for the Services rendered and Reimbursements (the “Invoices”) within a reasonable time following the last day of each calendar month, and each such Invoice shall state the number of hours (or portion of an hour) for which Contractor is entitled to receive cash compensation during the relevant period and identify applicable Reimbursements (with reasonable supporting documentation) in respect of such period. The Company shall remit amounts due and payable to Contractor under each Invoice within thirty (30) days of receipt of such Invoice.

2.4    In addition to the compensation set forth in Section 2.1, all outstanding and unvested restricted stock unit awards granted to Contractor by the Company on or prior to June 30, 2024 and set forth on Schedule I hereto (the “RSU Awards”) that are scheduled to vest during the Initial Term will remain outstanding and continue to vest pursuant to the vesting schedules set forth in each RSU Award through the Initial Term. Any RSU Awards scheduled to vest after the Initial Term shall be forfeited.

3.    Term. The term of this Agreement shall commence on the effective date of this Agreement and continue through March 31, 2025 (the “Initial Term”) and thereafter will continue on a month-to-month basis until terminated by either Party upon thirty (30) days prior written notice as provided herein. This Agreement may be terminated after the Initial Term, with or without cause, by either Party upon thirty (30) days prior written notice of termination. Within ten (10) days after the effective date of termination of this Agreement, Contractor will deliver to the Company any property of the Company in the possession of Contractor. If Contractor is not in default at the time of termination, the Company shall pay Contractor for Services actually provided by Contractor up to the effective date of the termination. If Contractor is in default at the time of termination, the Company shall pay Contractor for Services actually provided by Contractor up to the termination date specified in the cancellation notice, less any amount of damages incurred as a result of Contractor’s default.

4.    Events of Default. Contractor shall be in default under the Agreement if he (i) is in material breach of this Agreement, (ii) makes an assignment for the benefit of creditors, (iii) is adjudicated bankrupt, (iv) admits in writing his inability to pay debts as they become due, (v) institutes any proceeding for relief of debtors or appointment of a receiver, trustee, or liquidator, or (vi) institutes a voluntary petition in bankruptcy.

5.    Contractor’s Duties.

5.1    Contractor shall perform all Services in good and workmanlike manner and in compliance with all applicable laws, rules and regulations; and subject to all of the Company’s applicable safety, health and environmental rules, including its drug and alcohol policy. Additionally, during the term of this Agreement, Contractor agrees to take no actions that in any way damages the public image or reputation of the Company or its affiliates or knowingly assist, in a damaging way to the Company.

5.2    Contractor warrants that all Services performed by Contractor for or on behalf of the Company, and all goods or other deliverables produced thereby, will not violate, infringe or misappropriate the rights of any third parties, including, without limitation, the copyright, trademark, patent, or the trade secrets of any third person.

6.    Independent Contractor. The Company and Contractor expressly agree that Contractor is an independent contractor as to all Services performed under this Agreement and that Contractor shall not be deemed for any purpose to be an employee, agent, servant, or representative of the Company. Contractor shall be solely responsible for any and all employee benefit plans, taxes and insurance for the Services hereunder. Contractor shall not be authorized to act or appear to act as an agent or representative of the Company, whether in performing the Services or otherwise. If the performance of the Services shall include the use by Contractor of the Company’s facilities, equipment or other resources, such use is permitted only to the extent necessary for the performance of the Services and not for any other purpose. This Agreement does not create and shall not be construed by the Parties hereto or any third party as creating, any agency, partnership, joint venture, or employment relationship between the Parties hereto.

7.    Independent Company. By signing this Agreement, Contractor represents that he is operating as an independently established business (including as a sole proprietorship, whether under a d/b/a or not). Contractor and the Company acknowledge that Contractor, while not performing services for the Company, is free to perform services for any other company. Contractor is free to engage in other work for any persons who are not in competition with the Company while performing services for the Company hereunder, so long as Contractor performs the agreed-upon Services in a satisfactory and timely manner.

8.    Tools and Instrumentalities. Contractor agrees to supply all tools and instrumentalities required to perform the Services including any vehicle, office space, or equipment needed; however, the Company may elect to provide some of these items to Contractor to help facilitate the work of Contractor. Contractor is not required to purchase or rent any tools, equipment, or services from the Company.
9.    Confidential Information.

9.1    Except as otherwise provided herein, Contractor and the Company agree that any and all information that is not otherwise publicly available (other than as a result of unauthorized disclosure) and is communicated by one Party (“Disclosing Party”) to the other Party (“Receiving Party”) before, during or following the term of this Agreement, including, without limitation, engineering, electrical, production, property, ownership, facility, marketing and financial information, information regarding the nature and location of the Services and the other Party’s processes and procedures, whether such information be written, oral or in electronic format (“Confidential Information”) shall be confidential and shall be treated as such and held in strict confidence by Receiving Party. Confidential Information shall be used only for purposes of the Agreement by Receiving Party, and no information, including, without limitation, the provisions of this Agreement, shall be disclosed by the Receiving Party, its agents or employees, without the prior written consent of the Disclosing Party, except as may be necessary by reason of legal, accounting or regulatory requirements beyond the reasonable control of the Receiving Party. The Receiving Party shall safeguard Confidential Information with at least the same degree of care that it uses to safeguard its own confidential, proprietary, privileged and trade secret information. This Section 9.1 shall not apply to information (i) in the public domain, (ii) the Receiving Party or its agents or employees obtained from a third party who rightfully acquired such information, or (iii) the Receiving Party or its agents or employees independently developed without reference to the information received from the Disclosing Party (as evidenced by dated documentation). If the Receiving Party must disclose any Confidential Information pursuant to applicable law or regulation or by operation of law, the Receiving Party may disclose only such information as, in the opinion of Receiving Party’s counsel, is legally required, and provided, further, that the Receiving Party shall provide reasonable notice to the Disclosing Party of such requirement and a reasonable opportunity to object to such disclosure. Notwithstanding anything elsewhere in the Agreement, the terms of this Section 9.1 shall continue to apply for one (1) year after the termination of this Agreement and any Confidential Information amounting to a trade secret for as long as such information remains a trade secret under applicable law and shall survive the termination of the Agreement.

9.2    Contractor acknowledges and agrees that he is subject to the Company’s Insider Trading Policy (as such policy may be amended from time to time) as applicable to contractors of the Company.

10.    Deliverables. The results of the Services, including without limitation reports, user manuals, designs, findings, evaluations, data and written material (collectively, the “Deliverables’’), shall be considered works made for hire under the United States or other applicable copyright laws and shall become the exclusive property of the Company upon payment of the Invoices associated with each such Deliverable. In the event any such Deliverables do not fall within the specifically enumerated works that constitute works made for hire under the United States or other applicable copyright laws, Contractor expressly assigns all right, title and interest worldwide in and to such Deliverables to the Company, including, without limitation, all copyrights, patent rights, trade secrets, trademarks, moral rights and all other applicable proprietary and intellectual property rights. If Contractor has any rights to the Deliverables that cannot be assigned to the Company, Contractor unconditionally and irrevocably: (i) waives the enforcement of such rights; and (ii) grants to the Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, royalty-free license to reproduce, create derivative works of, distribute, publicly perform and publicly display such works, by all means now known or later developed, with the right to sublicense such rights. The Company shall be responsible for its use of the Deliverables and for ensuring that the Deliverables meet the Company’s requirements.

11.    Indemnification.

11.1    Contractor shall defend; shall release, discharge, and relinquish; and shall indemnify, protect and hold harmless the Company and its affiliates and agents, and their co-lessees, partners, joint venturers, co-owners, contractors (other than any member of Contractor Group (defined below)), and its and their officers, directors, employees, representatives and agents, and the successors, heirs, and assigns of any of the foregoing (collectively, the “Company Group”) from and against any and all losses, claims, damages (including, without limitation, punitive damages), causes of action, fines, penalties, costs (including court costs and attorneys’ fees), suits, and liabilities of any and every kind whatsoever to the extent attributable to Contractor’s gross negligence, bad faith or willful misconduct in performing the Services. Notwithstanding anything to the contrary herein, Contractor’s liability under this Section 11.1 shall not exceed the aggregate amount of compensation actually paid to and received by Contractor pursuant to Section 2.

11.2    The Company agrees to indemnify and hold harmless Contractor and his affiliates and agents, and their successors, heirs, and assigns of any of the foregoing (collectively, the “Contractor Group”), from and against any and all losses, claims, damages (including, without limitation, punitive damages), causes of action, fines, penalties, costs (including court costs and attorneys’ fees), suits, and liabilities of any and every kind whatsoever to the extent related to or arising in any manner out of any activities performed or the Services (collectively, “Indemnified Activities”), except for any

Indemnified Activities for which the Company Group is entitled to indemnification under Section 11.l.

12.    Mediation and Arbitration. The Company and Contractor agree to submit to mediation and, if not resolved through mediation, arbitration for confidential resolution in Houston, Texas, in accordance with the American Arbitration Association under its Commercial Mediation Procedures, and if not resolved during mediation requiring arbitration, under its Commercial Arbitration Rules: (a) any claims, disputes, controversies, or disagreements of any kind whatsoever arising out of or relating to this Agreement and/or Contractor’s work for the Company; and (b) any counter claims, disputes, controversies, or disagreements. The term “dispute” excludes claims that are expressly excluded by statute from being resolved in arbitration. Contractor and the Company further agree that any issue submitted shall be to one arbitrator as agreed upon by the Contractor and the Company mutually. The filing and arbitrator’s fees shall be shared equally by the Parties. Any award rendered therein shall be final and binding on each of the Parties hereto and their successors and assigns. Further, the arbitrator will have no authority to consider a class action or otherwise preside over any form of a representative or class proceeding. The decision of the arbitrator shall be final, conclusive and binding on the Parties to the arbitration. The award of the arbitrator may be enforced by and judgment may be rendered thereon in Harris County, Texas, or the applicable United States District Court. BY SIGNING THIS AGREEMENT, CONTRACTOR AND THE COMPANY ARE EACH GIVING UP HIS/ITS RIGHT TO A JURY TRIAL AND HIS/ITS RIGHT TO PARTICIPATE IN A CLASS ACTION OR COLLECTIVE ACTION BECAUSE ALL CLAIMS WILL BE RESOLVED EXCLUSIVELY OR THROUGH ARBITRATION. CONTRACTOR AND THE COMPANY AGREE THAT EACH MAY BRING CLAIMS AGAINST THE OTHER ONLY IN HIS/ITS INDIVIDUAL CAPACITY AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS ACTION, COLLECTIVE ACTION, OR REPRESENTATIVE PROCEEDING. Either Party may give notice triggering the provisions on this Section 12 by sending notice to the opposing Party as set forth in Section 13.1.

13.    Miscellaneous. The Company and Contractor further agree as follows:

13.1    Notices. All notices, statements or other communications required or permitted between the Company and Contractor shall be in writing and shall be considered as having been given if delivered by mail, courier, hand delivery, facsimile or email to the other Party at the designated physical address, facsimile number or email address. Notices shall be delivered as follows:

If to the Company:
Ring Energy, Inc.
c/o Alex Dyes
1725 Hughes Landing Blvd., Suite 900
The Woodlands, Texas 77380
(281) 397-3699
adyes@ringenergy.com
If to Contractor:
Stephen D. Brooks

***[REDACTED]

13.2    Assignment. Contractor acknowledges that this Agreement and the Services provided are unique and personal. Therefore, Contractor may not assign any rights or delegate any duties or obligations under this Agreement without the prior written consent of the Company. The Company may assign this Agreement upon notice to Contractor. Any assignment made in contravention of this Section 13.2 shall be null and void for all purposes. To the extent that there are successors or assigns permitted under this Section 13.2, this Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and assigns.

13.3    Entire Agreement; Amendments. THIS AGREEMENT SETS FORTH THE ENTIRE AGREEMENT BETWEEN CONTRACTOR AND THE COMPANY WITH RESPECT TO ITS SUBJECT MATTER. ALL PRIOR NEGOTIATIONS AND DEALINGS REGARDING THE SUBJECT MATTER HEREOF ARE SUPERSEDED BY AND MERGED INTO THIS AGREEMENT. No amendment, modification or revision of this Agreement shall be effective unless made in writing and signed by authorized representatives of both Parties who have actual authority to amend, modify or revise this Agreement.

13.4    Non-Solicitation. Contractor agrees that during the Non-Solicitation Period (as hereinafter defined), Contractor will not directly, either personally or by or through his agents, on behalf of himself or on behalf of any other individual, association or entity, (i) use any of the Confidential Information for the purposes of calling on any established customer or competitor of the Company or soliciting or inducing any of such customers or competitors to acquire, or providing to any of such customers or competitors, any product or service provided by the Company or any affiliate or subsidiary of the Company or (ii) solicit, divert or attempt to solicit or divert any person or entity who, to the knowledge of Contractor, has been identified and contacted by the Company, either directly or through such entity’s agent(s), with respect to a possible acquisition by, or transaction with, the Company. For the purposes hereof, the term “Non-Solicitation Period” shall mean during the term of this Agreement and for a period of one year from the date this Agreement is terminated.

13.5    Non-Interference. Contractor and the Company agree that during the Non-Interference Period (as hereafter defined) neither Party will, directly or indirectly, either on its own behalf or on behalf of any other individual, association or entity, by or through its agents, hire, solicit or seek to hire any existing employee or subcontractor or attempt, directly or indirectly, to persuade any existing employee or subcontractor of the other Party to discontinue his or her status of employment or subcontractor with such Party or any affiliate or subsidiary of such Party. For the purposes hereof, the term ‘‘Non-Interference Period” shall mean during the term of this Agreement and for a period of one year from the date this Agreement is terminated.

13.6    Severability.    In the event any provision of this Agreement is inconsistent with, or contrary to, any applicable law, rule, or regulation, or if any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed to be modified to the extent required to comply with said law, rule, or regulation, or to make it valid and enforceable, and this Agreement, as so modified, shall remain in full force and effect. If said provision cannot be so modified, then it shall be deemed deleted and the remainder of the Agreement shall continue and remain in full force and effect.

13.7    Headings. All headings used in this Agreement are solely for the purpose of convenience and shall in no manner be deemed to be a part of this Agreement or used in interpreting its terms.

13.8    Amendment. Neither this Agreement, nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the Party against whom enforcement of the change, waiver, discharge or termination is sought.

13.9    Governing Law; Jurisdiction and Venue. This Agreement, and all the rights and duties of the Parties arising out of, in connection with, or relating in any way to the subject matter of this Agreement or the transactions contemplated by it, shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding its conflict of laws rules which would refer to and apply the substantive laws of another jurisdiction). Any suit or proceeding hereunder shall be brought exclusively in state or federal courts located in Harris County, Texas. Each Party consents to the personal jurisdiction of said state and federal courts and waives any objection that such courts are an inconvenient forum.

13.10    No Recourse. There shall be no liability under this Agreement of, nor any recourse under this Agreement to, any officer, director, shareholder, beneficial owner, trustee, partner, manager, trustee, member, affiliate, employee or agent of either Party to this Agreement.

13.11 Counterparts. This Agreement may be executed in multiple counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

13.12    Waiver of Consequential Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR EXEMPLARY, PUNITIVE, TREBLE, INDIRECT OR CONSEQUENTIAL DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY, ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES, WAIVES ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

COMPANY:	CONTRACTOR:

RING ENERGY, INC.

By: /s/ Paul D. McKinney	/s/ Stephen D. Brooks
Name: Paul D. McKinney	Stephen D. Brooks
Title: CEO and Chairman of the Board
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